Exhibit 99.3

Permex Petroleum Announces Receipt of Notice of Foreclosure Sale by Secured Debenture Holders

VANCOUVER, BC, June 24, 2026 – Permex Petroleum Corporation (CSE: OIL) (FSE: 75P) (“Permex” or the “Company”) announces that on June 15, 2026, the Company received a notice of foreclosure sale from the Debenture Holders (defined below) pertaining to the Company’s rights, title and interest in certain oil and gas leases and related property located in Martin County, Texas. Pursuant to the notice, the foreclosure sale will be held at 10:00 a.m. on July 7, 2026 at the Martin County Courthouse in Stanton, Martin County, Texas.

As previously disclosed, on January 28, 2026, the Company received notice from Jeffrey E. Eberwein, on behalf of himself and as collateral agent for all holders (the “Debenture Holders”) of the secured convertible debentures issued on November 1, 2024 (the “Debentures”), that the Company was in default of its obligations under the terms of the Debentures by failing to make payments on or before November 2, 2025, and that the Debenture Holders would seek to enforce their rights and remedies under the Debentures. The Debentures had an aggregate principal amount of $4,276,389, with interest accruing thereon at 10% per annum, and are secured by the Company’s assets. On April 13, 2026, counsel to the Debenture Holders sent a notice of acceleration and demand to the Company accelerating all sums due and owing under the Debentures and other loan documents and demand immediate payment of all outstanding principal, accrued interest, fees, and expenses.

Contact Information

Permex Petroleum Corporation

Richard Little

Director, interim CEO and interim CFO

Tel: (713) 730-7797

Neither Canadian Securities Exchange, nor its Regulation Services Provider (as that term is defined in their respective policies) accepts responsibility for the adequacy or accuracy of this release.